Exhibit 99.3

[Affinia Letterhead]

December 19, 2013

Thomas H. Madden

1101 Technology Drive

Ann Arbor, MI 48108

Re: Your Restricted Stock Units

Dear Mr. Madden:

Reference is made to your Restricted Stock Unit Agreement with Affinia Group Holdings Inc. (“Holdings”), dated as of October 18, 2010, as amended (the “RSU Agreement”). This letter agreement (the “Letter Agreement”) is intended to memorialize the agreement between you and Holdings concerning the treatment of your restricted stock units (“RSUs”). Capitalized terms used herein without definition have the meanings assigned to such terms under your RSU Agreement.

Accordingly, you and Holdings agree to the following:

1. Restricted Stock Units. You currently hold RSUs pursuant to your RSU Agreement, which entitles you to be issued shares of common stock of Holdings in the event a Vesting Event occurs during your employment with Holdings or its affiliates or within a specified period following the date of your Qualifying Termination. You acknowledge that you have been given an opportunity to choose whether to (i) accept a cash payment of $900,000 in consideration for your surrender and forfeiture of your rights under your RSU Agreement to be paid within thirty days following your Qualifying Termination Date (as defined below), contingent upon the terms and conditions set forth in this Letter Agreement, or (ii) retain your RSUs, subject in all events to the terms and conditions of your RSU Agreement. You acknowledge that you hereby elect to accept a cash payment of $900,000 (the “RSU Settlement Amount’), contingent upon the terms and conditions set forth in this Letter Agreement, in full satisfaction of your rights under your RSU Agreement, which agreement shall be terminated effective as of the date set forth above. The RSU Settlement Amount will be paid to you in a lump sum within thirty (30) days following the first to occur of (i) the termination of your employment by Holdings or its affiliates other than for Cause or (ii) the termination of your employment due to your death or Disability (the date of such first occurrence, the “Qualifying Termination Date”). You shall not be entitled to receive the RSU Settlement Amount or any other payment or distribution in respect of your RSUs if your employment with Holdings or its affiliates is terminated for Cause or you voluntarily terminate your employment with Holdings or its affiliates.

2. Section 409A. In the event you are a specified employee, as defined under Section 409A of the Internal Revenue Code (“Section 409A”), at the time of your termination of employment, any payments that are due to you will be delayed for six months to the extent necessary to avoid subjecting you to additional or accelerated tax under Section 409A.

Sincerely,

AFFINIA GROUP HOLDINGS INC.

/s/ Terry R. McCormack
By: Terry R. McCormack
Title: President and Chief Executive Officer

Agreed and Accepted:

/s/ Thomas H. Madden
Thomas H. Madden